Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this amended Registration Statement on Form S-4 of Independent Bank Group, Inc. of our report dated February 28, 2018 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Guaranty Bancorp for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

/s/ Crowe LLP

Crowe LLP

Oak Brook, Illinois

August 15, 2018